July 2022

Preliminary Terms No. 5,792

Registration Statement Nos. 333-250103; 333-250103-01

Dated July 21, 2022

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Bonds

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the final share price of the underlying shares. The notes are for investors who are concerned about principal risk but seek a return based on the performance of the underlying shares and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	July 29, 2022
Original issue date:	August 3, 2022 (3 business days after the pricing date)
Maturity date:	August 1, 2025
Interest:	None
Underlying shares:	iShares® J.P. Morgan USD Emerging Markets Bond ETF
Payment at maturity:

The payment due at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any.

In no event will the payment due at maturity be less than the stated principal amount.

Supplemental redemption amount:	(i) $10 times (ii) the share percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 per note.
Participation rate:	100%
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	$ , which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the determination date times the adjustment factor on such date
Determination date:	July 29, 2025, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61774B754
ISIN:	US61774B7543
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $9.223 per note, or within $0.45 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$10	$0.25(1)
$0.05(2)	$9.70
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for market-linked notes.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each note.

(3)See “Use of proceeds and hedging” on page 12.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for Market-Linked Notes dated November 16, 2020  Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

Investment Summary

Market-Linked Notes

The Market-Linked Notes due August 1, 2025 Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF (the “notes”) offer 100% participation in the positive performance of the underlying shares. The notes provide investors:

￭an opportunity to gain exposure to the iShares® J.P. Morgan USD Emerging Markets Bond ETF

￭the repayment of principal at maturity, subject to our creditworthiness

￭100% participation in any appreciation of the underlying shares over the term of the notes

￭no exposure to any decline of the underlying shares if the notes are held to maturity.

At maturity, if the underlying shares have depreciated or have not appreciated at all, you will receive the stated principal amount of $10 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 3 years
Participation rate:	100%
Interest:	None

The original issue price of each note is $10. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $10. We estimate that the value of each note on the pricing date will be approximately $9.223, or within $0.45 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

July 2022 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of the underlying shares and provide for the repayment of principal at maturity, subject to our creditworthiness. They are for investors who are concerned about principal risk but seek a return based on the performance of the underlying shares and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlying shares.

Repayment of Principal	The notes offer investors 100% upside exposure to the performance of the underlying shares, while providing for the repayment of principal at maturity.
Upside Scenario

The underlying shares increase in value, and, at maturity, the investor receives a return reflecting 100% of the appreciation of the underlying shares. There is no limitation on the appreciation potential.

Par Scenario	The underlying shares decline or do not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $10.

July 2022 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated on the determination date as follows:

(i) $10 times (ii) the share percent change times (iii) the participation rate of 100%, provided that the supplemental redemption amount will not be less than $0 per note.

In no event will the payment at maturity be less than the stated principal amount.

The table below illustrates the payment at maturity for each note for a hypothetical range of share percent changes and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical initial share price of $85.00. The actual initial share price will be determined on the pricing date.

Share percent change	Final share price	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $10 note
60.00%	$136.00	$10	$6.00	$16.00	60.00%
50.00%	$127.50	$10	$5.00	$15.00	50.00%
40.00%	$119.00	$10	$4.00	$14.00	40.00%
30.00%	$110.50	$10	$3.00	$13.00	30.00%
20.00%	$102.00	$10	$2.00	$12.00	20.00%
10.00%	$93.50	$10	$1.00	$11.00	10.00%
5.00%	$89.25	$10	$0.50	$10.50	5.00%
0.00%	$85.00	$10	$0.00	$10.00	0.00%
-10.00%	$76.50	$10	$0.00	$10.00	0.00%
-20.00%	$68.00	$10	$0.00	$10.00	0.00%
-30.00%	$59.50	$10	$0.00	$10.00	0.00%
-40.00%	$51.00	$10	$0.00	$10.00	0.00%
-50.00%	$42.50	$10	$0.00	$10.00	0.00%
-60.00%	$34.00	$10	$0.00	$10.00	0.00%
-70.00%	$25.50	$10	$0.00	$10.00	0.00%
-80.00%	$17.00	$10	$0.00	$10.00	0.00%
-90.00%	$8.50	$10	$0.00	$10.00	0.00%
-100.00%	$0.00	$10	$0.00	$10.00	0.00%

July 2022 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the share percent change is less than or equal to 0%, you will receive only the stated principal amount of $10 for each note you hold at maturity. As the notes do not pay any interest, if the underlying shares do not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying shares.

￭The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the trading price of the underlying shares at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying shares and of the securities composing the share underlying index (the index which the underlying shares seek to track), interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or bond markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® J.P. Morgan USD Emerging Markets Bond ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the price of the underlying shares at any time other than the determination date. The final share price will be based on the closing price of one underlying share on the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the determination date but then drops by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the notes may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the determination date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at

July 2022 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the underlying shares or the securities composing the share underlying index. Investing in the notes is not equivalent to investing in the underlying shares, in the share underlying index or in the securities that constitute the share underlying index. As an investor in the notes, you will not have rights to receive interest payments or other distributions or any other rights with respect to the underlying shares or the securities that constitute the share underlying index. See “Hypothetical Payout on the Notes” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial share price and the final share price, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index, whether to make any adjustments to the adjustment factor and calculation of the final share price in the event of a discontinuance of the underlying shares or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Market-Linked Notes—Payment at Maturity,” “—Postponement of Observation Date and Averaging Dates,” “—Antidilution Adjustments for Notes linked to Exchange-Traded Funds,” “—Alternate Exchange Calculation in the Case of an Event of Default,” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement for market-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions

July 2022 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the underlying shares or the securities that constitute the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, could increase the price above which the underlying shares must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing price of the underlying shares on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Shares

￭The underlying shares are subject to significant risks, including interest rate-related and credit-related risks. The underlying shares invest in U.S. dollar-denominated fixed-income securities. However, the performance of the underlying shares for purposes of the notes will reflect only changes in the market prices of the bonds held by the underlying shares and will not reflect interest payments on these bonds. As a result, the performance of the underlying shares that is measured for purposes of the notes will be less, and perhaps significantly less, than the return that would be realized by a direct investor in the underlying shares. The market prices of the bonds held by the underlying shares are volatile and will be significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds.

In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the underlying shares, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, generally making them more volatile than securities with shorter durations. As a result, rising interest rates may cause the value of the bonds held by the underlying shares to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

●sentiment regarding underlying strength in the relevant economies;

●expectations regarding the level of price inflation;

●sentiment regarding credit quality in the relevant credit markets;

●central bank policies regarding interest rates; and

●the performance of the relevant capital markets.

In addition, the prices of the bonds held by the underlying shares are significantly influenced by the creditworthiness of the issuers of those bonds. The issuers of the bonds held by the underlying shares may have their credit ratings downgraded or their credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the bonds may suffer significant and rapid price declines. These events may affect up to a large number of bonds.

￭The iShares® J.P. Morgan USD Emerging Markets Bond ETF is subject to risks associated with emerging markets securities. The iShares® J.P. Morgan USD Emerging Markets Bond ETF holds bonds issued by emerging market sovereigns or quasi-sovereign entities. Investments linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries, including risks of volatility and governmental intervention in those markets. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates.

￭The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. The underlying shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the share underlying index. In addition, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

July 2022 Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. Any of these events could materially and adversely affect the price of the shares of the underlying shares and, therefore, the value of the notes. Additionally, if market volatility or these events were to occur on the determination date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the notes. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying shares on the determination date, even if the underlying shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

￭Adjustments to the underlying shares or the share underlying index could adversely affect the value of the notes. The investment adviser to the iShares® J.P. Morgan USD Emerging Markets Bond ETF, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the J.P. Morgan EMBISM Global Core Index. Pursuant to its investment strategies or otherwise, the Investment Adviser may add, delete or substitute the securities composing the iShares® J.P. Morgan USD Emerging Markets Bond ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes. JPMorgan Chase & Co. is responsible for calculating and maintaining the J.P. Morgan EMBISM Global Core Index. JPMorgan Chase & Co. may add, delete or substitute the securities constituting the J.P. Morgan EMBISM Global Core Index or make other methodological changes that could change the level of the J.P. Morgan EMBISM Global Core Index. JPMorgan Chase & Co. may discontinue or suspend calculation or publication of the J.P. Morgan EMBISM Global Core Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued J.P. Morgan EMBISM Global Core Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes.

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes, the underlying shares or the component securities of the underlying shares, or engaging in transactions in them, and any such action could adversely affect the price of the underlying shares or the value of the notes. These regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.

July 2022 Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

iShares® J.P. Morgan USD Emerging Markets Bond ETF Overview

The iShares® J.P. Morgan USD Emerging Markets Bond ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of the J.P. Morgan EMBISM Global Core Index. The J.P. Morgan EMBISM Global Core Index is a broad U.S. dollar denominated emerging markets debt benchmark that tracks the performance of actively traded debt instruments in emerging market countries. The iShares® J.P. Morgan USD Emerging Markets Bond ETF is an investment portfolio of iShares Trust (the “Trust”), a registered investment company that consists of numerous separate investment portfolios. The iShares® J.P. Morgan USD Emerging Markets Bond ETF is maintained and managed by the Trust and BlackRock Fund Advisors. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Trust is accurate or complete.

Information as of market close on July 20, 2022:

Bloomberg Ticker Symbol:	EMB UQ
Current Share Price:	$84.61
52 Weeks Ago:	$112.83
52 Week High (on 9/2/2021):	$113.55
52 Week Low (on 7/14/2022):	$81.88

The following graph sets forth the daily closing prices of the underlying shares for each quarter in the period from January 1, 2018 through July 20, 2022. The related table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on July 20, 2022 was $84.61. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying shares have at times experienced periods of high volatility. You should not take the historical closing prices of the underlying shares as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the determination date.

iShares® J.P. Morgan USD Emerging Markets Bond ETF Daily Closing Prices January 1, 2018 to July 20, 2022

July 2022 Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

iShares® J.P. Morgan USD Emerging Markets Bond ETF (CUSIP: 464288281)	High ($)	Low ($)	Period End ($)
2018
First Quarter	116.72	111.09	112.82
Second Quarter	112.57	106.18	106.77
Third Quarter	109.57	105.20	107.81
Fourth Quarter	107.47	102.36	103.91
2019
First Quarter	110.19	103.91	110.06
Second Quarter	113.94	108.45	113.29
Third Quarter	115.59	112.56	113.35
Fourth Quarter	114.74	111.26	114.56
2020
First Quarter	117.01	85.80	96.68
Second Quarter	109.23	93.85	109.22
Third Quarter	114.48	109.14	110.89
Fourth Quarter	115.91	109.80	115.91
2021
First Quarter	115.35	106.72	108.88
Second Quarter	112.90	109.25	112.46
Third Quarter	113.55	109.98	110.06
Fourth Quarter	110.92	106.57	109.06
2022
First Quarter	107.98	93.87	97.76
Second Quarter	98.11	84.66	85.32
Third Quarter (through July 20, 2022)	86.15	81.88	84.61

This document relates only to the notes offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the notes and therefore the value of the notes. Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a prospective purchaser of the notes, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

“iShares®” is a registered mark of BlackRock Fund Advisors or its affiliates (“BFA”). The notes are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

July 2022 Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Share underlying index:	J.P. Morgan EMBISM Global Core Index
Share underlying index publisher:	JPMorgan Chase & Co. or any successor thereof
Denominations:	$10 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Certain defined terms:

The accompanying product supplement refers to:

●The closing price as the “share closing price.”

●The determination date as the “observation date.”

●The share percent change as the “share return.”

●The supplemental redemption amount as the “additional amount.”

Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date for determining the final share price.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

July 2022 Page 11

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 100 notes
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $10 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the underlying shares and in futures and/or options contracts on the underlying shares or any component securities of the share underlying index, or in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying shares on the pricing date, and, therefore, could increase the price above which the underlying shares must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component securities of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding

July 2022 Page 12

Morgan Stanley Finance LLC

Market-Linked Notes due August 1, 2025

Based on the Performance of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying shares, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.25 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each note. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Market-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Market-Linked Notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Market-Linked Notes and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Market-Linked Notes dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Market-Linked Notes or in the prospectus.

July 2022 Page 13